EXHIBIT 2.2


                         AMENDMENT DATED APRIL 24, 2002
                                       TO
                            STOCK PURCHASE AGREEMENT
                             DATED FEBRUARY 14, 2002



         UNITED STATES FILTER CORPORATION, a Delaware corporation ("USF"), and PALL CORPORATION, a New York corporation ("Buyer"), hereby agree that the Stock Purchase Agreement between them dated February 14, 2002 (the "SPA") is hereby amended and supplemented as set forth in the numbered paragraphs below. Words and terms used herein with initial or solid capital letters and not defined herein are being used herein as defined in the SPA.


         WHEREAS, the parties desire the Closing to take place on April 24, 2002, and


         WHEREAS, certain matters remain to be completed pursuant to or connection with the SPA which cannot be completed by that date and the parties are willing to close nonetheless on the basis that the matters remaining to be completed will be completed as promptly as practicable after the Closing and in any event within the specific time parameters and on the terms and conditions set forth below, and


         WHEREAS, the parties desire to make certain other changes in the SPA as set forth below,


         NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, USF and Buyer, each intending to be legally bound, hereby agree that the SPA is hereby amended and supplemented as follows:

ss. 1.  Purchase Price Adjustment


         Solely for the purpose of the determination of Closing Date Adjusted Net Assets for the Purchase Price Adjustment provided for in Section 2.3 of the SPA, the Closing Date shall be deemed



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to have been April 27, 2002 notwithstanding that the Closing takes place prior to that date, provided, however, that any transactions made by any Member after the Closing and prior to April 28, 2002 which (i) are not either in the ordinary course of business or made pursuant to any agreement in effect at the conclusion of the Closing and (ii) reduce Closing Date Adjusted Net Assets shall be disregarded in the determination of Closing Date Adjusted Net Assets as of April 27, 2002.

ss. 2.  Mortgage Lien on Bazet Property


         Reference is made to the mortgage lien now known to exist on the property in Bazet, France owned by Exekia, one of the Members, in the approximate amount of 300,000 Euros. It appears from the records of the Registrar of Mortgages ("Bureau des Hypotheques") that a mortgage originally made in 1989 was renewed in December 1998, after the purchase of the property by Exekia, for a term of ten years and is now a recorded lien on the property.


         From the Closing Date until October 24, 2002 (the "Exclusive Period"), USF shall have the exclusive right to endeavor to have the mortgage lien removed from the property and discharged of record. If so requested by USF, Buyer shall cause the Member which is the owner of the mortgaged property to give to USF, or any Person designated by USF, a power of attorney authorizing such Person to act on behalf of such Member in connection with the removal and discharge of the mortgage lien and shall cause the Members to cooperate with USF in such efforts. USF may at its discretion cause the mortgage lien to be removed and discharged by making a deposit in escrow, in which event if, subsequent to the release and discharge of the mortgage lien, the escrowed amount is returned to USF or the attorney-in-fact, USF shall be entitled to retain the same. If by the end of the Exclusive Period USF has not effected the removal and discharge of the mortgage lien and furnished to Buyer proof thereof, USF shall promptly furnish to Buyer a description of the steps which USF has taken to cause the lien to be released and discharged together with all documents generated during that process.


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Following the end of the Exclusive Period, Buyer shall have the right to take such commercially reasonable steps as Buyer in its sole discretion deems appropriate (which shall include the use of any escrowed funds if available) to have the lien released and discharged and USF shall, promptly after demand, reimburse Buyer for the amount reasonably expended by Buyer to obtain such release and discharge, including but not limited to any amount paid to the holder of the mortgage lien and the fees and expenses of counsel. If USF shall not make payment of the amount covered by the foregoing indemnification within 15 days after Buyer has made demand therefor and furnished to USF appropriate evidence of the amount expended by Buyer, then the indemnification by USF shall also cover legal fees and expenses incurred by Buyer in collecting from USF and/or from the Guarantor of the SPA the amount to which the Buyer is entitled pursuant to the foregoing indemnification. The mortgage lien shall have no effect on the computation of Closing Date Adjusted Net Assets.

ss. 3.  Patent and Trademark Material

         Reference is made to the patents identified in Appendix II to the SPA (the "Patents") and the trademarks identified in Appendix III (the "Trademarks"). All "Material" (as defined in the next sentence) which is in the possession or under the control of USF (excluding Members of the Group) immediately prior to the Closing shall be shipped by USF to Michael Forzano at Pall Corporation, 2200 Northern Boulevard, East Hills, NY 11548 for arrival not later than May 8, 2002. As used in this paragraph, "Material" means all informational material in written or other tangible form, including any computer database and/or disks, specifically relating to the Patents and/or the Trademarks. USF shall cooperate with Buyer in facilitating delivery to Buyer of such Material in the possession or under the control of Members of the Group. USF shall also cooperate with Buyer in assisting Buyer in answering any questions which arise with respect to the ownership of any IP of the Members.


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ss. 4.  Ownership of USF Filtration Pty Limited

         With respect to the acquisition in December 1997 of the shares of USF Filtration Pty Limited (then known as Memtec Limited) by USFC Acquisition, Inc., as part of which there was "compulsory acquisition" (as the term is used in Australian law and practice) of certain remaining shares of the acquired company, the original register of members has not been found. A register prepared recently by USF with an entry dated 3 April 2002 has been furnished by USF to Buyer but that does not completely eliminate the possibility that there may have been some minority shares of Memtec Limited not acquired by USFC Acquisition, Inc. For the avoidance of doubt, USF shall execute and deliver, as a condition to the Closing, a letter in the form of Attachment A hereto.


ss. 5.  Leased Vehicles

         Reference is made to the vehicles (e.g., automobiles and trucks) leased to USF Filtration Pty Limited ("USFF"), which is a Member, but used exclusively by USF Affiliates which are not Members (the "Leased Vehicles"). The leases covering the Leased Vehicles (the "Leases") have been assigned in whole or in part to USF Affiliates by USFF but the assignments, on the lessors' forms, do not release USFF with respect to the Leased Vehicles. Accordingly, USF hereby indemnifies Buyer and USFF, jointly and severally, against all Losses arising under the Leases in respect of the Leased Vehicles and/or from use of the Leased Vehicles, irrespective whether such Losses occurred or use took place before the Closing or occur or takes place after the Closing, including without limitation claims by third parties alleged to have arisen from use of the Leased Vehicles.


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ss. 6.  Indemnification Not Limited


         The indemnification by USF provided for in Sections 2 and 5 hereof and in Attachment A and Attachment B hereto shall not be subject to the limitations provided for in the first sentence of the last paragraph of Section 8.2(a) of the SPA.


ss. 7.  Additional Stock Ownership


         For the avoidance of doubt with respect to certain stock ownership, USF shall execute and deliver, as a condition to closing, a letter in the form of Attachment B hereto.


ss. 8.  Certain Obligations


         The debt obligations of SeitzSchenk Filtersystems GmbH under that certain loan agreement dated December 28, 2001 with Dresdener Bank shall be taken into account in the computation of Closing Date Adjusted Net Assets and the pension obligation of SeitzSchenk Filtersystems GmbH with respect to Dr. Walter Kimpel shall be taken into account in the computation of Closing Date Net Assets to the extent consistent with the prior treatment of such pension obligations.


ss. 9.  SPA Reaffirmed


         Except as amended and supplemented hereby, the SPA remains in full force and effect in accordance with its terms.





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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                          UNITED STATES FILTER CORPORATION



                                          By:  /s/  Stephen P. Stanczak
                                               ------------------------
                                               Name:  Stephen P. Stanczak
                                               Title: Executive Vice President



                                         PALL CORPORATION



                                          By:  /s/  Jeremy Hayward-Surry
                                               -------------------------
                                               Name:  Jeremy Hayward-Surry
                                               Title:  President



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                                                                    Attachment A
24 April 2002


Pall Corporation
220 Northern Boulevard
East Hills, New York  11548
United States of America

                 Re: Acquisition by Pall Corporation of USFC Acquisition, Inc.
                     ---------------------------------------------------------

Dear Sirs:



     This letter serves to confirm to Pall Corporation that:

          (a) all transfers of shares in USF Filtration Pty Limited to USFC Acquisition, Inc., under the takeover by USFC Acquisition, Inc. in December 1997 and subsequent compulsory acquisition of the remaining shares in Memtec Limited (as USF Filtration Pty Limited was then known) have been duly registered;

          (b) the "REGISTER OF MEMBERS" sent by us to Pall Corporation with an entry dated 3 April 2002, showing 12,185,667 Ordinary Shares as owned by USFC Acquisition, Inc., is the only register of members of USF Filtration Pty Limited;

          (c)  all  the  shares  in  USF   Filtration   Pty   Limited  are  held
               beneficially, as well as legally, by USFC Acquisition, Inc.;

          (d) United States Filter Corporation indemnifies and holds Pall Corporation harmless against any "Losses" (as defined in said Stock Purchase Agreement dated as of February 14, 2002 by and between Pall Corporation and United States Filter Corporation) Pall Corporation may suffer or incur as a result of (a), (b) and
               (c) not being correct and will cooperate fully with Pall with respect to questions or issues raised by third parties relating to any such Losses.

                                                UNITED STATES FILTER CORPORATION



                                                By:  ___________________________
                                                     Name:
                                                     Title:


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                                                                    Attachment B


24 April, 2002


Pall Corporation
2200 Northern Boulevard
East Hills, New York  11548



                    Re: Acquisition by Pall Corporation of USFC Acquisition Inc.
                        --------------------------------------------------------

Dear Sirs:



     This letter serves to confirm to Pall Corporation that:

          (a) all transfers of shares in each of Allosep, Inc., Memtec Finance, Inc., Schenk Filter Systems, Inc. and USF Filtration and Separations Group, Inc. (each, a "U.S. Company" and together, the "U.S. Companies") have been duly recorded in the stock ledger of the respective U.S. Company;

          (b) all the shares in the U.S. Companies are held beneficially, as well as legally, by USFC Acquisition Inc. or a wholly owned Subsidiary thereof;

          (c) S.O.D.I.A.C. S.A. is a predecessor to USF Filtration SAS and that the real property located at 486 Rue E. Besse 3300, Bordeaux, France registered in the name of S.O.D.I.A.C. S.A. is owned by USF Filtration SAS; and

          (d)  United States  Filter  Corporation  will  indemnify and hold Pall
               Corporation harmless against any "Losses" (as defined in that certain Stock Purchase Agreement dated as of February 14, 2002 by and between Pall Corporation and United States Filter Corporation) that Pall Corporation may suffer or incur as a result of (a), (b) and (c) not being correct and will cooperate fully with Pall Corporation with respect to questions or issues raised by third parties relating to any such Losses.

                                                UNITED STATES FILTER CORPORATION



                                                By:  ___________________________
                                                     Name:
                                                     Title: